Exhibit 99.1

Moving iMage Technologies Announces Strong Results in First Quarter Fiscal 2022

•	Reports year-over-year revenue growth of 98% to $3.5 Million;
•	Extinguished $3.1 million in debt in the quarter
•	Backlog of $7.7 million at the end of the quarter
•	Initiates fiscal 2022 revenue guidance of $12 to $15 million (67% to 108% year-over-year growth)

New York, NY – November 11, 2021: Moving iMage Technologies, Inc. (NYSE AMERICAN: MITQ), (MiT) a leading digital cinema technology company, today announced results for its first fiscal quarter ended September 30, 2021.

“I’m excited to announce in our first full quarter as a public company we delivered strong year-over-year revenue growth of 98%,” said Phil Rafnson, chairman and chief executive officer. “MiT benefited in the quarter from several tailwinds, including strong signs from consumers and theater operators that we are in the very early stages of recovering from the effects of the pandemic; in addition to a nascent cinema technology upgrade cycle.

“We also successfully completed our IPO, which was upsized and oversubscribed, raising net proceeds of $12.3 million, while also seeing strong bookings in the quarter, which was reflected in our backlog of $7.7 million. Finally, we introduced our ADA-compliant, multi-language translator product, which we believe has disruptive potential from both a product and recurring services perspective and is expected to provide an enhanced cinematic experience to a much broader audience.”

Fiscal First Quarter Highlights (compared to fiscal 2021)

•	Revenue increased 98% to $3.5 million versus $1.8 million;

•	GAAP operating loss of ($0.5) million, versus an operating loss of ($0.3) million;

•	Adjusted operating loss of ($0.4) million versus ($0.3) million;

•	GAAP Net loss and diluted loss per share of ($0.6) million and ($0.06) versus a net loss and loss per share of ($0.4) million and ($0.07), respectively;

•	Adjusted net loss and adjusted diluted loss per share was ($0.4) million and ($0.04) versus ($0.4) million and ($0.07), respectively;

•	Backlog of $7.7 million;

•	Cash and cash equivalents of $11.0 million.

Fiscal 2022 Commentary

“We believe that fiscal 2021 was a trough year. We used this period to lean out our operations and expand our proprietary product offerings in preparation for the industry’s recovery from the pandemic, and I am encouraged to see industry optimism gaining momentum in recent months. When combined with the billions of dollars in government grants to venue operators, a nascent technology upgrade cycle, new theater construction, theatre upgrades and refurbishment of existing theaters to enhance the overall movie-going experience, I believe we are well-positioned to capitalize on the opportunity ahead. Our relationships within the industry are strong, and we are well-positioned with both the growing small and mid-size theater operators as well as the major circuits, and we believe the first quarter of fiscal 2022 was reflective of this and a sign of even better things to come from both the industry and MiT. As such, we are introducing our initial fiscal 2022 revenue guidance of $12 to $15 million, or 67% to 108% growth over fiscal 2021, and we expect to deliver positive cash flow from operations as well.” concluded Rafjson.

Earnings Announcement and Supplemental Information

MiT’s earnings release will be filed on Form 8-K and posted on the MiT investor relations website (https://investors.movingimagetech.com/) at approximately 4:10 p.m. Eastern on November 11, 2021.

Management will host an earnings webcast beginning at 4:30 p.m. Eastern. Management’s presentation of the results, outlook and strategy will be followed by webcast Q&A with investors.

The call will also be webcast through the investor relations portion of the Company’s website at https://investors.movingimagetech.com/

About Moving iMage Technologies

Moving iMage Technologies is a leading manufacturer and integrator of purpose-built technology solutions and equipment to support a wide variety of entertainment applications, with a focus on motion picture exhibitions. MiT offers a wide range of products and services, including custom engineering, systems design, integration and installation, enterprise software solution, digital cinema, A/V integration, as well as customized solutions for emerging entertainment technology. MiT’s Caddy Products division designs and sells proprietary cup-holder and other seating-based products and lighting systems for theaters and stadiums.  For more information, visit www.movingimagetech.com.

Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

Contact:

Brian Siegel IRC, MBA

Managing Director Hayden IR

(346) 396-8696

Investor.relations@movingimagetech.com

MOVING IMAGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except share and per share amounts)

	September 30,	June 30,
	2021	2021
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$11,029	$1,269
Accounts receivable, net	898	454
Inventories, net	1,911	1,534
Prepaid expenses and other	642	86
Total Current Assets	14,480	3,343
Long-Term Assets:
Property, plant and equipment, net	8	21
Intangibles, net	911	935
Goodwill	287	287
Other assets	16	1,133
Total Long-Term Assets	1,222	2,376
Total Assets	$15,702	$5,719

Liabilities And Stockholders’ Equity/Members’ Deficit
Current Liabilities:
Accounts payable	$1,841	$1,911
Accrued expenses	402	620
Customer deposits	2,709	1,339
Line of credit	—	590
Notes payable – related party	—	1,272
Notes payable – current	110	237
Unearned warranty revenue	34	34
Total Current Liabilities	5,096	6,003

Long-Term Liabilities:
Notes payable, net of current portion	588	1,702
Deferred rent	25	25
Total Long-Term Liabilities	613	1,727
Total Liabilities	5,709	7,730
Stockholders’ Equity/Member’s Deficit
Common stock, $0.00001 par value, 100,000,000 shares authorized, 10,636,278 shares issued and outstanding at September 30, 2021, respectively	—	—
Additional paid-in capital	10,150	—
Members’ deficit	—	(2,011)
Accumulated deficit	(157)	—
Total Stockholders’ Equity/Members’ Deficit	9,993	(2,011)
Total Liabilities and Stockholders’ Equity/Members’ Deficit	$15,702	$5,719

MOVING IMAGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except share and per share amounts)

(unaudited)

	Three months ended	Three months ended
	September 30,	September 30,
	2021	2020
Net sales	$3,474	$1,757
Cost of goods sold	2,752	1,304
Gross profit	722	453

Operating expenses:
Research and development	54	27
Selling and marketing	544	283
General and administrative	663	450
Total operating expenses	1,261	760
Loss from operations	(539)	(307)
Other expenses
Interest expense	37	82
Total other expense	37	82
Net loss	$(576)	$(389)

Weighted average shares outstanding, basic and diluted	9,809,264	5,666,667 *
Net loss per share, basic and diluted	$(0.06)	$(0.07)

*-The weighted average shares outstanding and net loss per share at September 30, 2020 is proforma.

MOVING IMAGE TECHNOLOGIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three months ended	Three months ended
	September 30,	September 30,
	2021	2020
Cash flows from operating activities:

Net loss	$(576)	$(389)
Adjustments to reconcile net loss to net cash used in operating activities:
Provision for doubtful accounts	(90)	40
Depreciation expense	13	34
Amortization expense	24	24
Deferred rent	—	2
Stock option compensation expense	56	—

Changes in operating assets and liabilities
Accounts receivable	(354)	171
Inventories	(377)	(25)
Prepaid expenses and other	554	(148)
Accounts payable	(70)	(167)
Accrued expenses	(219)	(133)
Unearned warranty revenue	—	(9)
Customer deposits	1,370	(249)
Net cash used in operating activities	(777)	(849)
Cash flows from financing activities
Cash acquired through Exchange Agreement	8	—
Proceeds from equity raises, net of offering costs	12,360	—
Net borrowings (payments) on notes payable	(1,241)	14
Payments on line of credit	(590)	(60)
Proceeds from PPP notes payable	—	784
Net cash provided by financing activities	10,537	738
Net increase (decrease) in cash	9,760	(111)
Cash and cash equivalents, beginning of the period	1,269	1,058
Cash and cash equivalents, end of the period	$11,029	$947
Non-cash investing and financing activities:
Deferred IPO costs	$—	$121
Reclassification of IPO related costs from other assets to equity	$1,116	$—
Reverse Capitalization, net of cash received	$1,272	—
Cash paid during the period:
Interest	$37	$82

Use of Non-GAAP Measure

The Company uses adjusted operating income, net income and loss per share as a measure that we believe is customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that that the elimination of one-time items is useful in evaluating our core operating results and when comparing results to prior periods. However, adjusted metrics are not a measure of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income or operating income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity.

Reconciliation of loss from operations to adjusted net loss	Fiscal
	1Q22	1Q21
Loss from Operations	$(539)	$(307)
Adjustments:
Stock Option Compensation Expense	$(56)	$-
Line of Credit Guarantee	$(50)	$-
S-8 Auditors Fees - Incentive Plan Shares (IPO)	$(8)	$-
Staff Retention Bonuses (COVID-19)	$(50)	$-
Total Adjustments	$(164)	$-
Adjusted Loss from Operations	$(375)	$(307)
Interest Expense	$37	$82
Adjusted Net Loss	$(412)	$(389)

Adjusted Loss per Share	$(0.04)	$(0.07)
Weighted Average Shares Outstanding, Basic and Diluted	9,809,264	5,666,667